EXHIBIT 15.1

Schedule A

Audit Committee Charter

(Implemented pursuant to National Instrument 52-110)

This Charter has been adopted by the Board in order to comply with the Instrument and to more properly define the role of the Committee in the oversight of the financial reporting process of the Corporation. Nothing in this Charter is intended to restrict the ability of the Board or Committee to alter or vary procedures in order to comply more fully with the Instrument, as amended from time to time.

PART 1

Purpose: The purpose of the Committee is to:

(a)	significantly improve the quality of the Corporation’s financial reporting;
(b)	assist the Board to properly and fully discharge its responsibilities;
(c)	provide an avenue of enhanced communication between the Board and external auditors;
(d)	enhance the external auditor’s independence;
(e)	increase the credibility and objectivity of financial reports; and
(f)	strengthen the role of the outside members of the Board by facilitating in depth discussions between Members, management and external auditors.

1.1 Definitions

“accounting principles” has the meaning ascribed to it in National Instrument 52-107 Acceptable Accounting Principles, Auditing Standards and Reporting Currency;

“Affiliate” means a company that is a subsidiary of another company or companies that are controlled by the same entity;

“audit services” means the professional services rendered by the Corporation’s external auditor for the audit and review of the Corporation’s financial statements or services that are normally provided by the external auditor in connection with statutory and regulatory filings or engagements;

“Board” means the board of directors of the Corporation;

“Charter” means this audit committee charter;

“Corporation” means GameSquare Esports Inc.;

“Committee” means the committee established by and among certain members of the Board for the purpose of overseeing the accounting and financial reporting processes of the Corporation and audits of the financial statements of the Corporation;

“Control Person” means any person that holds or is one of a combination of persons that holds a sufficient number of any of the securities of the Corporation so as to affect materially the control of the Corporation, or that holds more than 20% of the outstanding voting shares of the Corporation, except where there is evidence showing that the holder of those securities does not materially affect control of the Corporation;

“executive officer” means an individual who is:

(a)	the chair of the Corporation;
(b)	the vice-chair of the Corporation;
(c)	the President of the Corporation;
(d)	the vice-president in charge of a principal business unit, division or function including sales, finance or production;
(e)	an officer of the Corporation or any of its subsidiary entities who performs a policy-making function in respect of the Corporation; or
(f)	any other individual who performs a policy-making function in respect of the Corporation;

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“financially literate” has the meaning set forth in Section 1.3;

“immediate family member” means a person’s spouse, parent, child, sibling, mother or father-inlaw, son or daughter-in-law, brother or sister-in-law, and anyone (other than an employee of either the person or the person’s immediate family member) who shares the individual’s home;

“independent” has the meaning set forth in Section 1.2;

“Instrument” means National Instrument 52-110;

“MD&A” has the meaning ascribed to it in the National Instrument;

“Member” means a member of the Committee;

“National Instrument 51-102” means National Instrument 51-102 Continuous Disclosure Obligations; and

“non-audit services” means services other than audit services.

1.2 Meaning of Independence

1. A Member is independent if the Member has no direct or indirect material relationship with the Corporation.

2. For the purposes of subsection 1, a material relationship means a relationship which could, in the view of the Board, reasonably interfere with the exercise of a Member’s independent judgment.

3. Despite subsection 2 and without limitation, the following individuals are considered to have a material relationship with the Corporation:

(a)	a Control Person of the Corporation;
(b)	an Affiliate of the Corporation; and
(c)	an employee of the Corporation.

1.3 Meaning of Financial Literacy -- For the purposes of this Charter, an individual is financially literate if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Corporation’s financial statements.

PART 2

2.1 Audit Committee – The Board has hereby established the Committee for, among other purposes, compliance with the Instrument.

2.2 Relationship with External Auditors – The Corporation will henceforth require its external auditor to report directly to the Committee and the Members shall ensure that such is the case.

2.3 Committee Responsibilities

1. The Committee shall be responsible for making the following recommendations to the Board:

(a)	the external auditor to be nominated for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Corporation; and
(b)	the compensation of the external auditor.

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2. The Committee shall be directly responsible for overseeing the work of the external auditor engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Corporation, including the resolution of disagreements between management and the external auditor regarding financial reporting.

This responsibility shall include:

(a)	reviewing the audit plan with management and the external auditor;
(b)

reviewing with management and the external auditor any proposed changes in major accounting policies, the presentation and impact of significant risks and uncertainties, and key estimates and judgments of management that may be material to financial reporting;

(c)	questioning management and the external auditor regarding significant financial reporting issues discussed during the fiscal period and the method of resolution;
(d)

reviewing any problems experienced by the external auditor in performing the audit, including any restrictions imposed by management or significant accounting issues on which there was a disagreement with management;

(e)

reviewing audited annual financial statements, in conjunction with the report of the external auditor, and obtaining an explanation from management of all significant variances between comparative reporting periods;

(f)	reviewing the post-audit or management letter, containing the recommendations of the external auditor, and management’s response and subsequent follow up to any identified weakness;
(g)	reviewing interim unaudited financial statements before release to the public;
(h)	reviewing all public disclosure documents containing audited or unaudited financial information before release, including any prospectus, the annual report, the annual information form and the MD&A;
(i)	reviewing any evaluation of internal controls by the external auditor, together with management’s response;
(j)	reviewing the terms of reference of the internal auditor, if any;
(k)	reviewing the reports issued by the internal auditor, if any, and management’s response and subsequent follow up to any identified weaknesses; and
(l)	reviewing the appointments of the Chief Financial Officer and any key financial executives involved in the financial reporting process, as applicable.

3. The Committee shall pre-approve all non-audit services to be provided to the Corporation or its subsidiary entities by the issuer’s external auditor.

4. The Committee shall review the Corporation’s financial statements, MD&A and annual and interim earnings press releases before the Corporation publicly discloses this information.

5. The Committee shall ensure that adequate procedures are in place for the review of the Corporation’s public disclosure of financial information extracted or derived from the Corporation’s financial statements and shall periodically assess the adequacy of those procedures.

6. When there is to be a change of auditor, the Committee shall review all issues related to the change, including the information to be included in the notice of change of auditor called for under National Policy 31, and the planned steps for an orderly transition.

7. The Committee shall review all reportable events, including disagreements, unresolved issues and consultations, as defined in the National Instrument, on a routine basis, whether or not there is to be a change of auditor.

8. The Committee shall, as applicable, establish procedures for:

(a)	the receipt, retention and treatment of complaints received by the issuer regarding accounting, internal accounting controls, or auditing matters; and
(b)	the confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters.

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9. As applicable, the Committee shall establish, periodically review and approve the Corporation’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of the issuer, as applicable.

10. The responsibilities outlined in this Charter are not intended to be exhaustive. Members should consider any additional areas which may require oversight when discharging their responsibilities.

2.4 De Minimis Non-Audit Services – The Committee shall satisfy the pre-approval requirement in subsection 2.3(3) if:

(a)

the aggregate amount of all the non-audit services that were not pre-approved is reasonably expected to constitute no more than five per cent of the total amount of fees paid by the issuer and its subsidiary entities to the issuer’s external auditor during the fiscal year in which the services are provided;

(b)	the Corporation or the relevant subsidiary of the Corporation, as the case may be, did not recognize the services as non-audit services at the time of the engagement; and
(c)

the services are promptly brought to the attention of the Committee and approved by the Committee or by one or more of its members to whom authority to grant such approvals has been delegated by the Committee, prior to the completion of the audit.

2.5 Delegation of Pre-Approval Function

1. The Committee may delegate to one or more independent Members the authority to preapprove non-audit services in satisfaction of the requirement in subsection 2.3(3).

2. The pre-approval of non-audit services by any Member to whom authority has been delegated pursuant to subsection 1 must be presented to the Committee at its first scheduled meeting following such pre-approval.

PART 3

3.1 Composition

1. The Committee shall be composed of a minimum of three Members.

2. Every Member shall be a director of the issuer.

3. The majority of Members shall be independent.

4. Every audit committee member shall be financially literate.

PART 4

4.1 Authority – Until the replacement of this Charter, the Committee shall have the authority to:

(a)	engage independent counsel and other advisors as it determines necessary to carry out its duties;
(b)	set and pay the compensation for any advisors employed by the Committee;
(c)	communicate directly with the internal and external auditors; and
(d)	recommend the amendment or approval of audited and interim financial statements to the Board.

PART 5

5.1 Disclosure in Information Circular -- If management of the Corporation solicits proxies from the security holders of the Corporation for the purpose of electing directors to the Board, the Corporation shall include in its management information circular the disclosure required by Form 52-110F2 (Disclosure by Venture Issuers).

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PART 6

6.1 Meetings

1. Meetings of the Committee shall be scheduled to take place at regular intervals and, in any event, not less frequently than quarterly.

2. Opportunities shall be afforded periodically to the external auditor, the internal auditor, if any, and to members of senior management to meet separately with the Members.

3. Minutes shall be kept of all meetings of the Committee.

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